Exhibit (h-8)

AMENDMENT NO. 7 TO

SHAREHOLDER ADMINISTRATIVE SERVICES AGREEMENT

WHEREAS, Each of the investment companies listed in Schedule A hereto (each, a “Fund” and collectively, the “Funds”) and Fred Alger Management, LLC (“Alger Management”) entered into a Shareholder Administrative Services Agreement dated February 28, 2005, as amended June 30, 2007, May 18, 2010, December 29, 2010, August 1, 2016, December 28, 2017 and September 29, 2020 (the “Agreement”); and

WHERAS, effective October 5, 2019, UMB Fund Services, Inc. (“UMB”) became the transfer agent for each Fund pursuant to a Transfer Agency Agreement between UMB and each Fund (the “Transfer Agency Agreement”); and

WHEREAS, each Fund desires for Alger Management to supervise certain aspects of the transfer agent operations for the series of each Fund (each, a “Portfolio” and collectively, the “Portfolios”) under the Transfer Agency Agreement and provide certain shareholder administrative services to the Portfolios, other than as provided by Alger Management under its investment advisory agreement and fund administrative services agreement with each Fund; and

WHEREAS, the Funds and Alger Management desire to amend the Agreement to reflect the current share classes of each Portfolio;

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth in the Agreement, the parties agree as follows:

1. Paragraph 2 of the Agreement is deleted in its entirety and replaced with the following:

2. Alger Management hereby undertakes to provide the following shareholder administrative services for the Portfolios:

a.	Monitor service level standards and participate in continuous improvement sessions;

b.	Perform annual review of UMB’s independent control review reports (SOC1 Report) to ensure adequate controls in place and are operating as designed;

c.	Provide on-going information to UMB regarding Alger Management’s new products, modifications, and initiatives as they relate to the Portfolios;

d.	Periodically monitor UMB’s phone representatives to ensure high quality service standards and product knowledge;

e.	Review and implement jointly with UMB new system functionality;

f.	Recommend, review and approve any procedural changes necessary to meet regulatory changes, to improve shareholder servicing, or to maintain competitive edge within the shareholder servicing industry;

g.	Monitor UMB’s Blue Sky process to ensure that the Funds are appropriately registered in each state and territory;

h.	Review UMB’s lost shareholder escheatment process and approve accounts to be escheated to states in compliance with each state’s and territory’s unclaimed property laws;

i.	Facilitate responses to information requests from regulatory bodies, trustees, or other internal departments;

j.	Provide problem resolution and approval for exception processing;

k.	Investigate, resolve and record shareholder complaints;

l.	Review and approve shareholder communication relating to quarterly and annual shareholder statements and tax reporting;

m.	Confirm transfer agent regulatory compliance, including compliance with the USA Patriot Act of 2001, per oversight of UMB’s performance under the Transfer Agency Agreement;

n.	Review and approve payment of UMB invoices; and

o.	Ensure all reporting requirements are met under the Transfer Agency Agreement, including standard reports and ad-hoc report requests.

2.    Paragraph 3 of the Agreement is deleted in its entirety and replaced with the following:

3. For the services provided by Alger Management under the Agreement, each Fund will pay Alger Management an asset based fee of 0.0165% (1.65 basis points) with respect to Class A, B, and C shares of its Portfolios, and 0.01% (1 basis point) with respect to Class I, R, I-2, S, Y, Z and Z-2 shares of its Portfolios, plus out-of-pocket expenses incurred by Alger Management in performing its responsibilities under the Agreement, within 10 days of the first day of each month.

3.    Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of September 22, 2021.

FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne
Name:	Tina Payne
Title:	SVP, CCO, General Counsel

ALGER GLOBAL FOCUS FUND

By:	/s/ Tina Payne
Name:	Tina Payne
Title:	Secretary

THE ALGER FUNDS

By:	/s/ Tina Payne
Name:	Tina Payne
Title:	Secretary

THE ALGER FUNDS II

By:	/s/ Tina Payne
Name:	Tina Payne
Title:	Secretary

THE ALGER INSTITUTIONAL FUNDS

By:	/s/ Tina Payne
Name:	Tina Payne
Title:	Secretary

THE ALGER PORTFOLIOS

By:	/s/ Tina Payne
Name:	Tina Payne
Title:	Secretary

EXHIBIT A

Alger Global Focus Fund

The Alger Funds

The Alger Funds II

The Alger Institutional Funds

The Alger Portfolios

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